EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

PETCO Animal Supplies, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-84130 and 333-100397) on Form S-8 and (Nos. 333-112590 and 333-102512) on Form S-3 of our reports dated March 27, 2006, with respect to the consolidated balance sheets of PETCO Animal Supplies, Inc. and subsidiaries as of January 28, 2006 and January 29, 2005, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended January 28, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of January 28, 2006, and the effectiveness of internal control over financial reporting as of January 28, 2006, which reports appear in the January 28, 2006, annual report on Form 10-K of PETCO Animal Supplies, Inc.

/s/ KPMG LLP

San Diego, California

March 30, 2006